UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: December 23, 2011

(Date of earliest event reported)

PENSECO FINANCIAL SERVICES CORPORATION

(Exact name of registrant as specified in its charter)

000-23777

(Commission

File Number)

PA	23-2939222
(State or other jurisdiction of incorporation)	(IRS Employer of Identification No.)

150 North Washington Avenue, Scranton, Pennsylvania	18503-1848
(Address of principal executive offices)	(Zip Code)

(570) 346-7741

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 23, 2011, Penn Security Bank & Trust Company (the “Bank”), a wholly owned subsidiary of Penseco Financial Services Corporation (the “Company”), announced the retirement of Mr. Stanley H. Cohen, the Bank’s Senior Vice President, Retail Banking Division. The Bank entered into a separation agreement with Mr. Cohen effective December 23, 2011 (the “Separation Agreement”), pursuant to which Mr. Cohen will voluntarily resign from his position effective February 28, 2012 (the “Effective Date”) unless his employment is earlier terminated by the Bank as provided in the Separation Agreement (such termination, an “Early Termination”). Except in the event of an Early Termination, Mr. Cohen will be paid at the rate of his current annual base salary ($154,877) through August 31, 2012; will be entitled to receive a lump-sum payment of $5,000 (or alternatively elect outplacement services); and will, to the extent he elects benefits continuation coverage under COBRA, receive the Bank’s normal contribution to the costs of such benefits through August 31, 2012 (collectively, the “Separation Payments”). As a condition to receipt of the Separation Payments, Mr. Cohen has agreed to execute customary waivers and releases of claims for the benefit of the Bank and its affiliates (including the Company) and has entered into a non-solicitation agreement with the Bank pursuant to which he agrees not to solicit customers or employees of the Bank during the remaining term of his employment with the Bank and for a period of 2 years thereafter.

Item 9.01 Financial Statements and Exhibits

(d.) Exhibits

10.1	Separation Agreement by and between Penn Security Bank & Trust Company and Stanley Cohen.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	Craig W. Best
Name:	Craig W. Best
Title:	President and CEO
(Principal Executive Officer)

Date: December 23, 2011

EXHIBIT INDEX

10.1	Separation Agreement by and between Penn Security Bank & Trust Company and Stanley Cohen.